Exhibit 99.1

SUPER LEAGUE GAMING REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Quarterly Revenue Up 695% Year-Over-Year to $6.2 Million, Full Year Revenue Up 466% Year-Over-Year to $11.7 Million

Surpassed 11 Billion Views in 2021; Currently Reaching 75 Million Monthly Active Players in the Gaming Metaverse

Santa Monica, Calif. – (March 14, 2022) - Super League Gaming (Super League or the Company) (Nasdaq: SLGG), a leading network of metaverse games, monetization tools, and content channels, reported financial results and recent operational developments for the fourth quarter and full year ended December 31, 2021.

Financial Highlights and Recent Operational Developments

●	Fourth quarter 2021 revenues reached a record $6.2 million, up 695% compared to fourth quarter 2020.
●	Full year 2021 revenues of $11.7 million, up 466% compared to full year 2020, with increases in all primary revenue streams.
●	Advertising and sponsorships revenue for full year 2021 increased 584% over full year 2020 to $8.0 million.
●	Balance sheet remains strong with $14.5 million of cash on hand as of December 31, 2021, and no debt.
●	The Company’s platform surpassed 11 billion views in 2021 and currently reaches 75 million monthly active players in metaverse gaming.
●

Tier 1 advertisers from a wide range of verticals including entertainment, electronics, toys, fashion, automotive and consumer packaged goods are using the Company’s network to reach coveted gaming audiences.

●

Multiple strategic partnerships announced with leading international sales partners to provide brands around the world access to the Company’s industry-leading expertise and premium advertising inventory in metaverse gaming.

●

The Company’s intellectual property portfolio extended by securing a patent allowance from the United States Patent and Trademark Office for individual streaming customization, enabling the creation of dynamic tailored user experiences.

Management Commentary

“We are thrilled that our fourth quarter and full year 2021 results reflect the material progress Super League has made as a company, both financially and operationally,” said Ann Hand, Chief Executive Officer of Super League Gaming. “2021 was a transformative year. We made strategic acquisitions that truly moved the needle for us, significantly expanding our metaverse gaming reach and high-quality, brand-safe advertising inventory along with growing our world-class team.

“We believe our full year 2021 results prove that our strategy to double-down on metaverse gaming is working. The metaverse is now a strategic imperative for brands, and our reach of over 75 million monthly players provides the platform for them to attract new consumers and deepen brand affinity with the coveted audience of gamers. From our dynamic, in-game and kidSAFE-certified ad units to custom metaverse integrations and immersive branded experiences, Super League provides brands with end-to-end metaverse marketing solutions on a global scale, all supercharged by our talented gaming creators who inspire audience engagement and are further empowered through our monetization tools analytics.”

Fourth Quarter 2021 Financial Results

Revenues in the fourth quarter of 2021 increased 695% to $6.2 million compared to $779,000 in the comparable prior year quarter. Advertising and sponsorships revenues comprised 76% of revenues for the fourth quarter of 2021 as compared to 45% for the comparable prior year quarter and increased greater than 900% due to a 154% increase in revenue-generating advertisers, driven in part by an increase in advertising products and inventory for our sales team to market to brands and advertisers subsequent to our acquisitions of Mobcrush, Bannerfy, and Bloxbiz (together, the “2021 Acquisitions”), as well as a 429% increase in average revenue per advertiser. Content sales revenues comprised 16% of revenues for the fourth quarter of 2021 as compared to 47% for the comparable prior year quarter and increased 172% due to a 100% increase in our live stream, remote production, broadcast and gameplay-related content sales customers and a 206% increase in related average revenue per customer. Content sales includes the syndication and licensing of original programming content, user generated content, including online gameplay and gameplay highlights, and the creation of content for third parties utilizing our Virtualis remote production and broadcast technology. Direct-to-consumer revenues comprised approximately 8% of revenues for the fourth quarter of 2021, as compared to 8% for the comparable prior year quarter, and increased 645% primarily due to digital goods and subscription sales revenues within our Mineville and Pixel Paradise Minecraft server digital properties and our owned-and-operated digital property Minehut, respectively.

Fourth quarter 2021 cost of revenue increased to $3.4 million compared to $296,000 in the comparable prior year quarter. As a percent of revenue, gross profit in the fourth quarter of 2021 was 45% compared to 62% in the prior year quarter. The increase in cost of revenues was primarily due to the significant increase in related revenues and the impact of lower margin Mobcrush-related ad product revenues recognized in the fourth quarter of 2021. The Company expects gross margin to increase in future periods as it continues to absorb and optimize the significant increase in premium advertising inventory resulting from recent acquisitions.

Total operating expenses in the fourth quarter of 2021 were $9.9 million compared to $5.2 million in the comparable prior year quarter. The change in operating expense was primarily due to an increase in personnel costs associated with the 2021 Acquisitions and the related integration of personnel acquired in connection with those acquisition transactions, an increase in cloud services and other technology platform costs related to the surge in engagement across our digital properties since the prior year period, including incremental cloud services and platform costs related to the 2021 Acquisitions, an increase in noncash amortization of intangibles acquired in connection with the 2021 Acquisitions totaling $1.0 million, and professional fees expenses incurred in connection with our acquisition-related activities in the quarter. Non-cash stock compensation charges for the fourth quarter of 2021 totaled $772,000 compared to $434,000 in the fourth quarter of 2020.

On a GAAP-basis, which includes the impact of noncash charges and credits, net loss in the fourth quarter of 2021 was $7.1 million, or $(0.19) per share, compared to a net loss of $4.7 million, or $(0.31) per share, in the comparable prior year quarter. The weighted average diluted share count for the fourth quarter of 2021, which includes the impact of a total of 13.5 million shares of the Company’s common stock issued in connection with the 2021 Acquisitions, was 36.7 million, compared to 15.5 million for the fourth quarter of 2020.

Pro forma net loss for the fourth quarter of 2021, which excludes the impact of certain noncash charges and credits, was $5.1 million, or $(0.14) per share, compared to a pro forma net loss of $4.1 million, or $(0.26) per share, in the comparable prior year quarter.

Full Year 2021 Financial Results

Revenues for the full year 2021 increased 466% to $11.7 million, compared to $2.1 million for the full year 2020. Advertising and sponsorships revenues comprised 69% of revenues for the full year 2021 as compared to 57% for the full year 2020, and increased 584% year-over-year due to organic and acquisition-related revenue growth in advertising and sponsorships revenues, including a 95% increase in revenue-generating advertisers and a 250% increase in average revenue per advertiser. Content sales revenues comprised 19% of revenues for the full year 2021 as compared to 36% for the full year 2020 and increased 208% year-over-year due to a 481% increase in our live stream, remote production, broadcast and gameplay-related content sales revenues. Direct-to-consumer revenues comprised approximately 12% of revenues for the full year 2021 as compared to 8% for the full year 2020, and increased 782% year-over-year primarily due to an increase in digital goods and subscription sales within our Mobcrush acquisition-related Mineville and Pixel Paradise properties and our owned-and-operated digital property Minehut, respectively.

Full year 2021 cost of revenue increased to $6.6 million compared to $856,000 for the full year 2020 due primarily to the increase in related revenues in full year 2021. As a percent of revenue, full year gross profit in 2021 was 44% compared to 59% in 2020. The greater-than-proportionate increase in cost of revenues for full year 2021 was primarily due to the inclusion of seven months of Mobcrush-related direct sales advertising revenues, which have higher direct cost profiles.

Total operating expense for the full year 2021 was $30.2 million compared to $20.0 million for the full year 2020.

The change in operating expense was primarily due to an increase in personnel costs associated with the 2021 Acquisitions and the related integration of personnel acquired in connection with those acquisition transactions, an increase in cloud services and other technology platform costs related to the surge in engagement across our digital properties since the prior year period, including incremental additional cloud services and platform costs related to the 2021 Acquisitions, an increase in noncash amortization of intangibles acquired in connection with the 2021 Acquisitions totaling $2.1 million, and professional fees expenses incurred in connection with our acquisition-related activities during 2021. Non-cash stock compensation charges for the full year 2021 totaled $2.4 million compared to $2.0 million for the full year 2020.

On a GAAP-basis, which includes the impact of noncash charges and credits, net loss for the full year 2021 was $20.7 million, or $(0.69) per share, compared to a net loss of $18.7 million, or $(1.64) per share, for the full year 2020. The weighted average diluted share count for the full year 2021, which includes the impact of Company common stock issued in connection with the 2021 Acquisitions, was 29.9 million compared to 11.4 million for the full year 2020.

Pro forma net loss for the full year 2021, which excludes the impact of certain noncash charges and credits, was $19.5 million, or $(0.65) per share, compared to a pro forma net loss of $15.1 million, or $(1.32) per share, in the comparable prior year quarter.

Liquidity

As of December 31, 2021, the Company had cash of $14.5 million and no debt, compared to $24.5 million and no debt as of September 30, 2021.

Conference Call

The Company will hold a conference call today, March 14th, at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2021 results and provide a business update.

Date: Monday, March 14, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: (866) 987-6716

International dial-in number: (630) 652-5945

Conference ID: 6815749

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.SuperLeague.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 21, 2022.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 6815749

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) builds and operates networks of games, monetization tools and content channels across metaverse gaming platforms that empower developers, energize players, and entertain fans. The company’s solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company’s platform includes access to vibrant in-game communities, a leading metaverse advertising platform, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, cloud-based livestream production tools, and an award-winning esports invitational tournament series. Super League’s properties deliver powerful opportunities for brands and advertisers to achieve impactful insights and marketing outcomes with gamers of all ages. For more, go to superleague.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended December 31, 2021, including the possibility that the expected benefits, particularly from the 2021 Acquisitions, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial results will be included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings that we make from time to time with the Securities and Exchange Commission (the “SEC”) which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled “Reconciliation of GAAP to Non-GAAP Financial Information” provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations:
Cody Slach and Sophie Pearson
Gateway Investor Relations
(949) 574-3860
SLG@GatewayIR.com

Media Contact:
Gillian Sheldon

(213) 718-3880

Gillian.Sheldon@superleague.com

SUPER LEAGUE GAMING, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash	$14,533,000	$7,942,000
Accounts receivable	6,328,000	588,000
Prepaid expenses and other current assets	1,334,000	837,000
Total current assets	22,195,000	9,367,000

Property and Equipment, net	104,000	138,000
Intangible and Other Assets, net	24,243,000	1,907,000
Goodwill	50,263,000	2,565,000
Total assets	$96,805,000	$13,977,000

Liabilities
Accounts payable and accrued expenses	$5,514,000	$1,829,000
Deferred Revenue	76,000	-
Total current liabilities	5,590,000	1,829,000

Long-term note payable	-	1,208,000
Deferred tax liability	518,000
Total Liabilities	6,108,000	3,037,000

Stockholders’ Equity
Common Stock	46,000	25,000
Additional paid-in capital	215,943,000	115,459,000
Accumulated deficit	(125,292,000)	(104,544,000)
Total stockholders’ equity	90,697,000	10,940,000
Total liabilities and stockholders’ equity	$96,805,000	$13,977,000

SUPER LEAGUE GAMING, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

REVENUE	$6,194,000	$779,000	$11,672,000	$2,064,000
COST OF REVENUE	(3,422,000)	(296,000)	(6,547,000)	(856,000)

GROSS PROFIT	2,772,000	483,000	5,125,000	1,208,000

OPERATING EXPENSES
Selling, marketing and advertising	3,346,000	1,485,000	9,670,000	5,490,000
Engineering, Technology and Development	3,837,000	1,625,000	11,100,000	6,821,000
General and administrative	2,757,000	2,112,000	9,435,000	7,640,000
Total operating expenses	9,940,000	5,222,000	30,205,000	19,951,000

NET OPERATING LOSS	(7,168,000)	(4,739,000)	(25,080,000)	(18,743,000)

OTHER INCOME (EXPENSE)
Interest expense	-	(3,000)	(4,000)	(8,000)
Gain on loan forgiveness	-	-	1,213,000	-
Other	2,000	2,000	12,000	19,000
OTHER INCOME (EXPENSE)	2,000	(1,000)	1,221,000	11,000

LOSS BEFORE BENEFIT FROM INCOME TAXES	(7,166,000)	(4,740,000)	(23,859,000)	(18,732,000)

BENEFIT FOR INCOME TAXES	33,000	-	3,111,000	-

NET LOSS	$(7,133,000)	$(4,740,000)	$(20,748,000)	$(18,732,000)

Net loss attributable to common stockholders - basic and diluted
Basic and diluted loss per common share	$(0.19)	$(0.31)	$(0.69)	$(1.64)
Weighted-average number of shares outstanding, basic and diluted	$36,741,953	$15,483,013	$29,882,828	$11,430,057

SUPER LEAGUE GAMING, INC.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

GAAP net loss	$(7,133,000)	$(4,740,000)	$(20,748,000)	$(18,732,000)
Add back:
Non-cash stock compensation	772,000	434,000	2,381,000	2,004,000
Non-cash amortization of intangibles	1,330,000	246,000	3,187,000	1,258,000
Noncash benefit for income taxes	(33,000)		(3,111,000)
Other noncash items	-	-	(1,213,000)	413,000
Proforma net loss	$(5,064,000)	$(4,060,000)	$(19,504,000)	$(15,057,000)

Pro forma non-GAAP net earnings (loss) per common share — diluted	$(0.14)	$(0.26)	$(0.65)	$(1.32)
Non-GAAP weighted-average shares — diluted	36,741,953	15,483,013	29,882,828	11,430,057

SUPER LEAGUE GAMING, INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Fiscal Year Ended
	December 31,
	2021	2020

Operating Activities
Net loss	$(20,748,000)	$(18,732,000)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	3,323,000	1,368,000
Stock-based compensation	2,381,000	2,004,000
Gain on loan forgiveness	(1,213,000)	-
Change in valuation allowance	(3,073,000)	-
Changes in assets and liabilities
Accounts Receivable	(4,270,000)	(295,000)
Prepaid Expenses and Other Assets	(348,000)	(55,000)
Accounts payable and accrued expenses	1,328,000	977,000
Deferred Revenue	(54,000)	(151,000)
Deferred taxes	(38,000)	-
Accrued interest on notes	5,000	8,000
Net Cash Used in Operating Activities	(22,707,000)	(14,876,000)

Investing Activities
Cash acquired in connection with Mobcrush Acquisition	586,000	-
Cash paid in connection with Bannerfy Acquisition, net	(497,000)	-
Cash paid in connection with Bloxbiz Acquisition, net	(3,000,000)
Purchase of property and equipment	(22,000)	(9,000)
Capitalization of software development costs	(1,065,000)	(1,035,000)
Acquisition of other intangibles	(205,000)	(146,000)
Net Cash Used in Investing Activities	(4,203,000)	(1,190,000)

Financing Activities
Proceeds from issuance of common stock, net	33,390,000	14,356,000
Proceeds from long-term note payable	-	1,200,000
Proceeds from stock option exercises	111,000	10,000
Net Cash Provided by Financing Activities	33,501,000	15,566,000

Net Increase in Cash for the Period	6,591,000	(500,000)
Cash at Beginning of the Period	7,942,000	8,442,000
Cash at End of the Period	$14,533,000	$7,942,000